UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2022

Bowman Consulting Group Ltd.

(Exact name of registrant as specified in its charter)

Delaware	001-40371	54-1762351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12355 Sunrise Valley Drive, Suite 520

Reston, Virginia 20191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (703) 464-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	BWMN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

On May 23, 2022, , Bowman Consulting Group Ltd. (the “Company”) entered into a Seventh Amendment to Credit Agreement (the “Amendment”) with Bank of America, N.A. (the “Bank”) which amended the Credit Agreement with the Bank dated as of August 24, 2017, as amended from time to time (the “Credit Agreement”).

The Amendment extends the term of the revolving line of credit for one year, until July 31, 2024, and increases the maximum principal amount of the revolving line of credit to $25 million. The maximum advance is equal to the lesser of $25 million or the Borrowing Base as defined in the Credit Agreement.

The Amendment also modifies the definition of Permitted Acquisitions which are acquisitions that do not require the prior consent of the Bank. Under the Amendment no prior consent would be required so long as (i) no event of default has occurred or would occur as a result of the acquisition, (ii) the Company would be in compliance with the financial covenants in the Credit Facility on a pro forma basis, (iii) the total consideration (which excludes the value of equity that may be issued as part of the purchase price) for any single acquisition does not exceed $7.5 million and total consideration in any twelve month period, calculated from and after May 15, 2022, does not exceed $40 million, and (iv) at the time and after giving effect to each such acquisition, the sum of the Company’s unencumbered cash and availability is not less than $10 million.

The Amendment requires monthly payments of interest on the Revolving Line at the daily Secured Overnight Financing Rate (SOFR) as published on such date by the Federal Reserve Bank of New York, plus an applicable rate which varies between 2.00% and 2.60% based on the Company ratio of Funded Debt to EBITDA (as each is defined in the Credit Agreement), as set forth in the Amendment.

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Seventh Amendment set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in this Item 2.03.

Item 8.01	Other Events.

Two executive officers of the Company, one of whom is also a director, have entered into written stock trading plans pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (each a “10b5-1 Plan”) and the Company’s insider trading policy.

On May 19, 2022, Michael Bruen, the Company’s Chief Operating Officer and Director, entered into a 10b5-1 Plan relating to the sales of up to 30,000 shares of Company common stock. Subject to the terms and conditions of the plan, a brokerage firm may periodically effect the transactions from December 2022 through November 2023. As previously disclosed, Mr. Bruen entered into a 10b5-1 Plan on November 22, 2021 that relates to the sales of up to 10,000 shares of Company common stock. That plan remains in effect from March 2022 through November 2022.

On May 23, 2022, Bruce Labovitz, the Company’s Chief Financial Officer, entered into a 10b5-1 Plan related to the sales of up to 7,000 shares of Company common stock. Subject to the terms and conditions of this plan, a brokerage firm may periodically effect the transactions from October 2022 through December 2022.

Transactions under the 10b5-1 Plans will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules, and regulations, to the extent applicable.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Seventh Amendment to Credit Agreement, dated as of May 23, 2022 by and between the Bowman Consulting Group Ltd. and Bank of America,N.A

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOWMAN CONSULTING GROUP LTD.

Date: May 25, 2022	By:	/s/ Bruce Labovitz
Bruce Labovitz
Chief Financial Officer